Exhibit 5.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 25, 2010 on the financial statements of Geenius, Inc. (a development stage Company) as of November 30, 2009, and the related statements of operations, changes in stockholder's equity and cash flows for the period from February 20, 2009 (inception) to November 30, 2009, included herein on the registration statement of Geenius, Inc. (a development stage company) on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
June 25, 2010

551 NW 77th Street Suite 107 • Boca Raton, FL 33487
Phone.: (561) 8644444 • Fax: (561) 892-3715
www.bennancos.com • infoeberruancpas.corn
Registered with the PCAOB * Member AICPA Center for Audit Quality
Member American Institute of Cerrified Public Accountants
Member Florida Institute of CertiJieed Public Accountants